Exhibit 19.1
INSIDER TRADING POLICY

Introduction

This Insider Trading Policy (the “Policy”) provides the standards of Diamondback Energy, Inc. (“Diamondback”), Viper Energy, Inc. (“Viper”) and their respective direct and indirect subsidiaries (collectively, the “Company”) on trading and causing the trading of any and all securities of the Company (“Company securities”) or the securities of other companies while in possession of material nonpublic information.

Federal and state securities laws generally prohibit any person who is aware of material nonpublic information about a company from trading in securities of that company. These laws also prohibit such person from disclosing material nonpublic information to other persons who may trade on the basis of that information.

The Company has adopted this Policy to promote compliance with these laws and to protect employees, other persons subject to this Policy and the Company from the serious liabilities and penalties that can result from violations of these laws.

For purposes of clarity, this Policy shall apply to all material nonpublic information and Company securities (whether of, or relating to, Diamondback, Viper and/or any of their respective direct and indirect subsidiaries). If there are questions about this Policy, please contact Diamondback’s Chief Legal & Administrative Officer.

This Policy is in addition to the Sixth Amended and Restated Supplemental Policy Concerning Trading Securities of the Company and its Subsidiaries by Certain Designated Persons (as such policy may be further amended or amended and restated after the date hereof, the “Supplemental Trading Policy”), which applies to all “Designated Persons” (as defined in the Supplemental Trading Policy).

Persons subject to this policy

This Policy applies to all employees, officers or directors of the Company, including those of Diamondback, Viper and/or their respective direct and indirect subsidiaries (collectively, “Covered Individuals”). Each Covered Individual is responsible for complying with the securities laws and this Policy.

This Policy also applies to family members who reside with any Covered Individual, anyone else who lives with any Covered Individual, and any other person or entity whose transactions in Company securities are directed by a Covered Individual or are subject to their influence or control (such as parents or children who consult with you before they trade in Company securities). Covered Individuals are responsible for making sure that these other persons and entities comply with this Policy.

In accordance with Section 4.3 of the Stockholders Agreement (as it may be amended or supplemented from time to time, the “Stockholders Agreement”), dated as of September 10, 2024, by and between Diamondback and the stockholders of Diamondback party thereto, this Policy also applies to the Stephens Stockholders (as defined in the Stockholders Agreement) to the extent set forth in the Stockholders Agreement.

In addition to this Policy, Designated Persons (as defined in the Supplemental Trading Policy) are subject to the Supplemental Trading Policy that imposes additional restrictions on their trading in Company securities.
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If a Covered Individual possesses material nonpublic information regarding the Company at the time his or her employment or other services with the Company terminates, the Covered Individual remains subject to this Policy until the information has been publicly announced by the Company or is no longer material.

Core trading and disclosure restrictions

The following trading and disclosure restrictions apply to all persons subject to this Policy:
•If a Covered Individual has material nonpublic information regarding the Company, the Covered Individual must not trade or otherwise transact (including, without limitation, charitable donations or similar gifts) or advise anyone else to trade or transact in Company securities until such information has been publicly disclosed.
•If a Covered Individual has material nonpublic information regarding any other company that the employee obtained from or as a result of his or her employment or relationship with the Company, he or she must not trade or advise anyone else to trade in the securities of that other company until such information has been publicly disclosed.
•Covered Individuals must not share material nonpublic information with people in the Company except where their jobs require them to have the information or as otherwise permitted by the next bullet.
•Covered Individuals must not disclose any nonpublic information, material or otherwise, concerning the Company to anyone inside or outside the Company except when (i) disclosure is required as part of his or her regular duties or has otherwise been duly authorized by an officer or director of the Company, (ii) the recipient has a reason to know the information for legitimate Company business purposes and disclosure is needed to enable the Company to carry out its business properly and effectively, (iii) disclosure is made to a person who owes a duty of trust or confidence to the Company that is applicable to such disclosure (such as an attorney or accountant retained by the Company in accordance with the Company’s delegation of authority) or pursuant to a confidentiality and non-disclosure agreement that has been reviewed and approved by the Company’s Legal Department and executed in accordance with the Company’s delegation of authority and (iv) disclosure is made in compliance with this Policy, the Company’s Regulation Fair Disclosure Policy (as such policy may be further amended or amended and restated after the date hereof, the “Regulation FD Policy”), applicable law and the terms of any applicable contractual obligations (such disclosure restrictions, the “General Confidentiality Obligations”).

Transactions covered by this Policy and prohibited transactions.

This Policy applies to any purchase or sale of any Company securities, including common stock, common units, preferred stock, public or private debt and any other type of securities that the Company or any of its direct or indirect subsidiaries may issue.

Trading in “puts,” “calls” (options to sell or buy stock or other securities) or similar hedging transactions (e.g., “collars”) and engaging in short sales are often perceived as involving insider trading and they may focus your attention on the short-term performance of the issuer rather than its long-term objectives. Therefore, “hedging transactions,” including transactions in puts, calls and other derivative securities, as well as any short sale transaction, in each case with respect to Company securities, are strictly prohibited.

Certain specific transactions under Company benefit plans are not prohibited by this policy. These transactions are discussed in this Policy under the heading “Application of this Policy to Certain Transactions Under Company Benefit Plans.” In addition, trading in Company securities is not prohibited by this Policy if the trades are conducted pursuant to a prearranged trading plan that meets certain

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conditions. These types of plans are discussed in this Policy under the heading “Application of this Policy to Certain Transactions Under Company Benefit Plans.”

Definition of material nonpublic information

Material information. Information about the Company is “material” if there is a substantial likelihood that a reasonable shareholder or investor would consider it important in making a decision to buy, sell or hold Company securities, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of Company securities. Both positive and negative information may be material. Information that could be material about the Company includes, but is not limited to:

•financial or operational results before they are publicly released;
•significant changes in Diamondback’s or Viper’s prospects, as applicable;
•significant write-downs in assets or increases in reserves;
•pending or threatened significant litigation or government agency investigations or similar proceedings, including their resolution, or insurance settlements;
•bankruptcy or similar proceedings, significant solvency or liquidity issues or liquidity updates;
•changes in earnings estimates or unusual gains or losses in major operations;
•changes in executive management;
•changes in auditor or auditor notification that the issuer may no longer rely on the auditor’s report;
•events regarding Diamondback’s or Viper’s securities, as applicable (e.g., calls of securities for redemption, tender offers and consent solicitations, equity and debt repurchase plans or activities, stock splits, changes in dividend policies or changes to the rights of securityholders);
•extraordinary borrowings;
•award or loss of a significant contract;
•significant related party transactions;
•changes in debt ratings;
•proposals, plans, or agreements, even when under consideration, but not yet finalized, involving mergers, acquisitions, divestitures, recapitalizations, joint ventures, strategic alliances, royalty arrangements, or purchases or sales of substantial assets;
•public or private offerings of Diamondback’s or Viper’s securities, including both debt and equity securities;
•pending operational or exploration developments or reports;
•significant expansion or curtailment of operations;
•significant new discoveries; and
•cybersecurity-related risks and incidents, including vulnerabilities and breaches; and
•other events requiring a filing on Form 8-K.

Nonpublic information. Nonpublic information is information that is not generally available to the investing public. If a Covered Individual is aware of material nonpublic information, he or she may not trade until the information has been widely disclosed to the public (for example, through a press release or a filing with the SEC) and the market has had sufficient time to absorb the information. For purposes of this Policy, information will generally be considered public after the second full trading day following the Company’s widespread public release of the information. For example, if the Company issued a press release on a Tuesday after closing of trading of the Nasdaq Stock Market, LLC (“Nasdaq”), the first day that trading could occur would be on Friday.

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If a Covered Individual is not sure whether information is material or nonpublic, consult with the Legal Department for guidance before engaging in any transaction in Company securities.

Unauthorized disclosure of information

In addition to the General Confidentiality Obligations applicable to all Covered Individuals, the Company is subject to laws that govern the timing of disclosures of material information to the public and others. The Company’s Regulation FD Policy provides that only certain designated employees may discuss the Company and its business with the news media, securities analysts and investors. All inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Chief Executive Officer, President or Vice President – Investor Relations. If an inquiry is made by an outsider over the phone, the following response will generally be appropriate:

“As to these types of matters, the appropriate individuals at the Company to contact are the Chief Executive Officer, President or VP – Investor Relations.”

The following procedures are appropriate in protecting the confidentiality of Company information: (i) avoid discussions of confidential matters in places where they might be overheard or otherwise disseminated; (ii) mark sensitive documents “confidential” and use sealed envelopes marked “confidential”; (iii) secure confidential documents and restrict the copying of sensitive documents; (iv) provide instructions to receptionists regarding outside inquiries; (v) use code names for sensitive projects and limit disclosure of information to specific members of the project team; (vi) use passwords to restrict computer access; and (vii) do not use any Internet “chat rooms,” message boards, social networking websites or similar medium available to the public to post any unauthorized messages regarding the Company or Company’s business, financial condition, employees, or other matters related to the Company.

Consequences of violating insider trading laws or this policy

The consequences of violating the securities laws or this policy can be severe. They include the following:

Civil and criminal penalties. If you violate the insider trading laws or the laws prohibiting tipping (i.e., passing on information to anyone, including friends or family members, who transact on that information), you may be required to:
•pay civil penalties up to three times the profit made or loss avoided
•pay a criminal penalty of up to $5 million
•serve a jail term of up to 20 years

In addition, the Company and/or the supervisors of a person who violates these laws may also be subject to civil or criminal penalties if they did not take appropriate steps to prevent illegal trading.

You should be aware that the United States Securities and Exchange Commission, Nasdaq and the Financial Industry Regulatory Authority (FINRA) employ extremely sophisticated stock market surveillance techniques, and there is a very high likelihood that federal or other regulatory authorities will detect and prosecute insider trading violations involving even small dollar amounts. In addition, if the Company becomes aware of insider trading or tipping by Company personnel, the Company may inform the appropriate government authorities and take appropriate disciplinary actions. The risk of transacting on material, non-public information is simply not worth taking.

Company discipline. If an employee violates this Policy or insider trading or tipping laws, he or she may be subject to disciplinary action by the Company, up to and including termination. A violation of the Company policy is not necessarily the same as a violation of law and Company may determine that specific conduct violates Company policy, whether or not the conduct also

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violates the law. The Company is not required to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action. You should also be careful to avoid discussing sensitive information in any place where others may hear this information (for instance, at lunch, on public tranportation or in elevators) as these actions could lead to tipping and/or breaches of corporate confidentiality, resulting in disciplinary actions by the Company.
Reporting of violations. Any Covered Individual who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Legal Department.

Application of this Policy to certain transactions under company benefit plans

Certain transactions in Company securities under Company benefit plans have special application or may not be prohibited by this Policy. These are:
Equity Plan Shares Withheld or Sold to Satisfy Tax Withholding Obligations. This Policy does not apply to a Company decision to withhold shares to satisfy tax withholding requirements in connection with settlements of stock awards made under the applicable Company’s long-term incentive plan. For employees other than “Section 16(b) insiders” (directors, executive officers and persons that the Company may from time to time designate because of their position with the Company and access to material nonpublic information) and Company officers, the default method of satisfying tax withholding requirements will be “sell to cover,” whereby the Company will automatically tender to and instruct a broker designated by the Company to sell shares of Company stock, that otherwise would be issued and transferred to the employee on the applicable settlement date, with a fair market value on that date that does not exceed the maximum statutory tax rates in the applicable jurisdictions (subject to the employee’s written request to withhold more than the required regular tax withholding in the applicable jurisdictions) and remit proceeds equal to the required withholding amount to the Company.
401(k) Plan. This policy applies to certain elections employees may make under our 401(k) plan, including (a) an election to make an intra-plan transfer of an existing Company stock account balance out of the Company stock fund (i.e., to sell shares credited to the Company stock fund), and (b) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance.
Dividend or Distribution Reinvestment Plan. This Company does not currently maintain a dividend or distribution reinvestment plan. However, this Policy does not apply to purchases of Company stock or units, as applicable, resulting from an employee’s election made in his or her brokerage account to automatically reinvest of dividends or distributions paid on Company securities so long as the election was made when the employee was not in possession of material nonpublic information and the reinvestment of dividends or distributions is made automatically without discretion from the employee. If the employee elects to automatically reinvest dividends or distributions, or elects to revoke a previous election to automatically reinvest dividends, in either case, while in possession of material nonpublic information, this policy does apply to any purchase (or absence thereof) of Company stock or units resulting from such election.

Exception to this policy for trades pursuant to prearranged trading plans

The trading restrictions in this policy do not apply to trading in Company securities if the trades occur pursuant to a prearranged trading plan that complies with the Company’s guidelines with respect to such plans and has been precleared by Diamondback’s Chief Legal & Administrative Officer. An SEC rule, Rule 10b5-1(c), provides an affirmative defense from insider trading liability for trades that occur pursuant to a prearranged “trading plan” that meets certain specified conditions. A Covered Individual must enter

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into the trading plan at a time when he or she was not aware of any material nonpublic information. In addition, the establishment and operation of the trading plan, as well as any modification or termination of the plan prior to its scheduled expiration date, must (a) comply with the requirements of Rule 10b5-1(c) and the Company’s guidelines concerning such plans, and (b) be precleared by the Chief Legal & Administrative Officer. In preclearing the establishment, operation, modification or termination of a trading plan, neither the Company nor the Chief Legal & Administrative Officer will be responsible for determining whether the plan is in compliance with the provisions of Rule 10b5-1(c). Compliance with Rule 10b5-1(c) is solely your responsibility.

Company assistance

If you have a question about this policy or whether it applies to a particular transaction, contact the Chief Legal & Administrative Officer for additional guidance.

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